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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-72172 and 333-99845 of Mobility Electronics, Inc. on Form S-3 of our report dated April 5, 2002 (except for Note 17, as to which the date is May 3, 2002, and Note 19, as to which the date is July 31, 2002) (which report expresses an unqualified opinion and includes a going concern uncertainty explanatory paragraph and an explanatory paragraph that states that iGo Corporation's 2001 consolidated financial statements have been restated) on the consolidated financial statements of iGo Corporation, appearing in this Current Report on Form 8-K/A of Mobility Electronics, Inc.



/s/ DELOITTE & TOUCHE LLP

Reno, Nevada
November 15, 2002